Exhibit 10.26
Martha Stewart Living Omnimedia, Inc.
Director Compensation Program
The Board of Directors approved a modification to the 2008 director compensation plan. Effective November 1, 2009, the annual fee paid to the chairperson of the Compensation Committee was increased from $15,000 to $25,000. Otherwise, the terms of the 2008 compensation plan set forth below remain unchanged.
Under the plan, the Directors receive an annual retainer of $40,000 payable in a mix of stock and cash, with a required minimum equity component of 25%.

The annual fee paid to the chairperson of the Nominating and Corporate Governance committee is $7,000. The annual fee paid to the Lead Director and the chairperson of the Audit Committee is $15,000. As stated above, the annual fee paid to the chairperson of the Compensation Committee is now $25,000. Any special committee chair receives a fee of $25,000 paid annually. All of the foregoing fees are payable in cash.
Directors earn $1,500 for each in-person Board Meeting and $1,000 for each Board call and each committee meeting. These fees are payable in cash.
Each non-employee director also receives an annual grant of $75,000 of value upon election/re-election to the Board. This grant will be comprised of a mix of restricted stock and options, all of which will vest on the first anniversary of the grant.